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                          CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Statement of Additional Information of Dimensional Investment Group Inc., RWB/DFA Two-Year Government Portfolio, RWB/DFA Two-Year Corporate Fixed Income Portfolio, and RWB/DFA U.S. High Book to Market Portfolio, of our report dated January 17, 1997 on our audits of the financial statements and financial highlights of Dimensional Investment Group Inc., RWB/DFA Two-Year Government Portfolio, RWB/DFA Two-Year Corporate Fixed Income Portfolio, and RWB/DFA U.S. High Book to Market Portfolio, as of November 30, 1996 and for each of the periods in the period then ended.

We also consent to the reference to our Firm under the caption "Other Information" and "Financial Statements" in the Statement of Additional Information.


/s/ Coopers & Lybrand L.L.P.
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
September 26, 1997